Exhibit 99.n.

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Base Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 24, 2012, with respect to the financial statements of Tortoise Energy Infrastructure Corporation for the year ended November 30, 2011, in the Registration Statement (Form N-2) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 56 under the Securities Act of 1933 (Registration No. 333-165006) and in Amendment No. 48 under the Investment Company Act of 1940 (Registration No. 811-21462).

/s/ Ernst & Young LLP
Kansas City, Missouri
March 28, 2012